Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended September 30, 2010
All-Time Record for Consolidated Revenue
Third Quarter EPS Reaches Record Level
Cash Flow at All-Time High
     MILWAUKEE—October 27, 2010—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended September 30, 2010, increased 25.5% to 59 cents, including a two cent benefit from an insurance recovery related to the 2009 environmental settlement. Excluding the insurance recovery, third quarter earnings per share reached a record level of 57 cents. Foreign currency translation did not have an impact on third quarter earnings. Diluted earnings per share for the prior year’s comparable period were 47 cents. Consolidated revenue for the third quarter of 2010 also reached an all-time record level of $340.9 million, an increase of 12.4% compared to third quarter 2009 revenue of $303.2 million.
     Diluted earnings per share for the nine months ended September 30, 2010, were up 13.8% to $1.65 per share compared to $1.45 for the same period last year. Excluding the insurance recovery, earnings per share for the first nine months reached a record level of $1.63. The Company reported record revenue of $988.9 million for the first nine months of this year, compared to $890.0 million in the first nine months of 2009, an increase of 11.1%. Foreign currency translation increased year-to-date revenue by approximately 1%; operating income and earnings per share were increased by approximately 2% in the year-to-date period.
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Sensient Technologies Corporation	Page 2
Earnings Release – Third Quarter Ended September 30, 2010
October 27, 2010
     Cash provided by operating activities in the third quarter increased 7.5% to an all-time record of $46.4 million, compared to $43.1 million last year. For the nine months ended September 30, 2010, cash provided by operating activities was $110.5 million, also a record, and an increase of 12.1% over the prior year’s first nine months. Total debt at September 30, 2010, was $360.3 million, a reduction of $28.9 million in the quarter, and $84.2 million in the last twelve months. The decrease lowered the total debt to total capital ratio to 27.2%, from 32.9% at September 30, 2009.
     “All of our operating units delivered exceptional results this quarter,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “Our strategic initiatives are driving the strong performance this year, and we are optimistic about our growth opportunities going forward.”
BUSINESS REVIEW
     The Color Group reported record revenue in the third quarter of $113.3 million, an increase of 20.3% in comparison to last year’s third quarter revenue of $94.2 million. Operating income for the quarter rose 37.5% to $20.0 million compared to prior year operating income of $14.6 million. Unfavorable foreign currency comparisons reduced third quarter Color Group revenue and operating income by approximately 2% and 3%, respectively. Every product line in the Color Group delivered double digit sales increases on strong volume gains. Sales growth in the Food and Beverage product line was driven by the expanding market for natural colors. Group operating margin improved to 17.7%, a 220 basis point improvement over the prior year.
     Revenue in the Flavors & Fragrances Group for the third quarter of 2010 increased 6.4% to a record $207.2 million, compared to third quarter 2009 revenue of $194.8 million. The sales increase for the Flavors & Fragrances Group resulted from solid volume gains in the U.S. and Europe. Group operating income in the quarter was $32.2 million, a record level,
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Sensient Technologies Corporation	Page 3
Earnings Release — Third Quarter Ended September 30, 2010
October 27, 2010
compared to $30.7 million in the prior year’s third quarter. Foreign currency comparisons reduced revenue in the quarter by approximately 2%, and had no impact on operating income.
2010 OUTLOOK
     Sensient has increased its guidance for 2010 diluted earnings per share, which is now expected to be between $2.13 and $2.15. The Company’s previous guidance had been between $2.05 and $2.10.
CONFERENCE CALL
     The Company will host a conference call to discuss its 2010 third quarter financial results at 10:00 a.m. CDT on Wednesday, October 27, 2010. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on October 27, 2010, through midnight on November 3, 2010, by calling (706) 645-9291 and referring to conference identification number 17066632. A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2009, and quarterly report on Form 10-Q for the quarter ended June 30, 2010. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
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Sensient Technologies Corporation	Page 4
Earnings Release — Third Quarter Ended September 30, 2010
October 27, 2010
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The Company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient.com
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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Revenue	$340,868	$303,179	12.4%	$988,913	$889,962	11.1%

Cost of products sold	234,592	210,103	11.7%	682,730	615,666	10.9%
Selling and administrative expenses	58,516	54,104	8.2%	172,622	153,683	12.3%

Operating income	47,760	38,972	22.5%	133,561	120,613	10.7%
Interest expense	5,224	5,483		15,490	18,379

Earnings before income taxes	42,536	33,489	27.0%	118,071	102,234	15.5%
Income taxes	13,319	10,660		36,702	31,979

Net earnings	$29,217	$22,829	28.0%	$81,369	$70,255	15.8%

Earnings per common share:
Basic	$0.59	$0.47	25.5%	$1.66	$1.45	14.5%

Diluted	$0.59	$0.47	25.5%	$1.65	$1.45	13.8%

Average common shares outstanding:
Basic	49,277	48,447	1.7%	49,051	48,299	1.6%

Diluted	49,565	48,750	1.7%	49,352	48,553	1.6%

Impact of Insurance Recovery Related to the 2009 Environmental Settlement
The Company’s results include income from the recovery of insurance reimbursements related to the 2009 environmental settlement. The following table provides a summary of the impact of the recovery on the Company’s reported diluted earnings per common share.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Diluted earnings per common share as reported	$0.59	$0.47		$1.65	$1.45
Insurance reimbursements	(0.02)	—		(0.02)	—

	$0.57	$0.47	21.3%	$1.63	$1.45	12.4%

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,
Revenue	2010	2009	% Change	2010	2009	% Change
Flavors & Fragrances	$207,204	$194,805	6.4%	$602,953	$576,908	4.5%
Color	113,250	94,160	20.3%	334,185	274,974	21.5%
Corporate & Other	30,973	23,291	33.0%	82,345	63,179	30.3%
Intersegment elimination	(10,559)	(9,077)	16.3%	(30,570)	(25,099)	21.8%

Consolidated	$340,868	$303,179	12.4%	$988,913	$889,962	11.1%

Operating Income

Flavors & Fragrances	$32,150	$30,678	4.8%	$92,557	$94,884	-2.5%
Color	20,036	14,573	37.5%	59,024	43,305	36.3%
Corporate & Other	(4,426)	(6,279)	-29.5%	(18,020)	(17,576)	2.5%

Consolidated	$47,760	$38,972	22.5%	$133,561	$120,613	10.7%

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Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
September 30,	2010	2009
Current assets	$678,341	$655,125
Goodwill and intangibles (net)	460,253	472,867
Property, plant and equipment (net)	418,834	420,542
Other assets	34,990	38,462

Total Assets	$1,592,418	$1,586,996

Current liabilities	$213,072	$197,034
Long-term debt	333,625	411,259
Accrued employee and retiree benefits	53,308	40,685
Other liabilities	27,054	29,659
Shareholders’ equity	965,359	908,359

Total Liabilities and Shareholders’ Equity	$1,592,418	$1,586,996

Consolidated Statements of Cash Flows
Nine Months Ended September 30,	2010	2009
Net cash provided by operating activities	$110,545	$98,583

Cash flows from investing activities:
Acquisition of property, plant and equipment	(33,024)	(30,933)
Proceeds from sale of assets	88	4
Other investing activities	408	(615)

Net cash used in investing activities	(32,528)	(31,544)

Cash flows from financing activities:
Proceeds from additional borrowings	128,671	216,608
Debt payments	(190,574)	(256,991)
Dividends paid	(29,072)	(27,743)
Proceeds from options exercised and other	13,414	8,452

Net cash used in financing activities	(77,561)	(59,674)

Effect of exchange rate changes on cash and cash equivalents	(269)	(4,785)

Net increase in cash and cash equivalents	187	2,580
Cash and cash equivalents at beginning of period	12,219	8,498

Cash and cash equivalents at end of period	$12,406	$11,078

Supplemental Information
Nine Months Ended September 30,	2010	2009
Depreciation and amortization	$32,774	$31,458
Dividends per share	$0.59	$0.57